EXHIBIT 99.1

Proteon Therapeutics Announces Top-Line Results From Phase 3 PATENCY-2 Clinical Trial of Vonapanitase in Radiocephalic Arteriovenous Fistulas

- Investigational Vonapanitase Did Not Meet Co-Primary Endpoints -

WALTHAM, Mass., March 28, 2019 (GLOBE NEWSWIRE) -- Proteon Therapeutics, Inc. (Nasdaq: PRTO), a company developing novel, first-in-class therapeutics to address the medical needs of patients with kidney and vascular diseases, today announced results from PATENCY-2, its Phase 3 clinical trial of investigational vonapanitase in patients with chronic kidney disease (CKD) undergoing creation of a radiocephalic fistula for hemodialysis. This study did not meet its co-primary endpoints of fistula use for hemodialysis (p=0.328) and secondary patency (p=0.932).  The adverse events with vonapanitase were similar to placebo and consistent with previous clinical trials.

PATENCY-2 evaluated the safety and efficacy of a single dose of investigational vonapanitase in patients with CKD undergoing creation of a radiocephalic arteriovenous fistula for hemodialysis. The multicenter, randomized, double-blind, placebo-controlled PATENCY-2 trial treated 603 patients at 39 medical centers in the United States and Canada. Patients were followed for up to one year.

The PATENCY-2 clinical trial had two co-primary endpoints:

  Fistula use for hemodialysis. 69.7 % of vonapanitase-treated patients achieved use of the fistula for hemodialysis, compared to 65.1% of placebo-treated patients (p=0.328), a result that is not statistically significant. Fistula use is defined as use of the fistula for two-needle hemodialysis for at least 90 days or, if hemodialysis was not initiated at least 90 days prior to the last study visit, for at least 30 days and including the patient’s last study visit.
  Secondary patency. A comparison of the Kaplan-Meier curves did not demonstrate a statistically significant difference in favor of vonapanitase (p=0.932). At the end of one year, 78% of vonapanitase-treated patients maintained secondary patency, compared to 76% of placebo-treated patients. Secondary patency is a measure of the length of time from surgical creation of the fistula until the fistula experiences final failure and must be abandoned.

The Kaplan-Meier curves for secondary patency can be accessed here.

Top-line results also included data relating to primary unassisted patency, one of PATENCY-2’s other efficacy endpoints. Primary unassisted patency is the length of time from fistula surgical creation to the first occurrence of a fistula thrombosis or corrective procedure to restore or maintain patency (blood flow). Vonapanitase-treated patients had a 15% reduction in the risk of primary unassisted patency loss over one year, compared to placebo (p=0.178), a result that is not statistically significant. At the end of one year, 50% of patients who received vonapanitase retained primary unassisted patency, compared to 43% of placebo-treated patients.

The Kaplan-Meier curves for primary unassisted patency can be accessed here.

The proportions of patients experiencing adverse events were comparable between the vonapanitase and placebo arms of the study. The most common adverse events were consistent with medical events experienced by patients with CKD undergoing creation of a radiocephalic fistula and are summarized in the table below.

Proportions of Patients Experiencing Common Adverse Events

	Vonapanitase N=399	Placebo N=204
Vascular Stenosis	35.1%	41.7%
Fistula Thrombosis	16.8%	18.6%
Local swelling	5.0%	2.0%
Hematoma	5.0%	3.9%
Note: Includes any adverse event that occurred in at least 5% of patients in either treatment group.

PATENCY-2 is the fourth multicenter, randomized, double-blind, placebo-controlled clinical trial Proteon has conducted evaluating investigational vonapanitase in patients undergoing creation of an arteriovenous fistula for hemodialysis. In each of the four trials, patients have been followed for up to one year, plus up to an additional two years of follow-up in a registry. Combined, these trials have enrolled more than 1,100 patients at more than 60 centers in the U.S. and Canada.

“We believe this trial was well conducted and are surprised and disappointed by these results,” said Timothy Noyes, President and Chief Executive Officer of Proteon. “We want to thank the clinical investigators and patients who volunteered to participate in this important clinical program. In the coming weeks and months, the Company intends to review the full data set from PATENCY-2 and evaluate our strategic options.”

We estimate that Proteon will have at March 31, 2019 cash, cash equivalents and available-for-sale investments of $16.5 million.

About PATENCY-1 and PATENCY-2
PATENCY-1 and PATENCY-2 are Phase 3, multicenter, randomized, double-blind, placebo-controlled clinical trials that evaluated vonapanitase in patients with chronic kidney disease (CKD) undergoing surgical creation of a radiocephalic arteriovenous fistula for hemodialysis. The studies were designed to evaluate, over one year, whether a single administration of vonapanitase can improve fistula outcomes. The results of PATENCY-1, which treated 311 patients at 31 centers in the United States, have been published in the Journal of Vascular Surgery.

About Chronic Kidney Disease, Hemodialysis and Vascular Access
In the most severe stage of chronic kidney disease (CKD), also known as kidney failure, the kidneys can no longer function to sustain life. The majority of patients with kidney failure undergo chronic hemodialysis, which requires a high-flow vascular access to repeatedly connect the patient's bloodstream to a hemodialysis machine for this life-saving treatment. The preferred form of vascular access for hemodialysis is a radiocephalic arteriovenous fistula, created when a surgeon connects a vein to an artery in the lower arm, resulting in a substantial increase in blood flow and vein dilation. Approximately 130,000 fistulas are created in the United States annually, 35-40% of which are radiocephalic.  A patient whose fistula fails to become usable or is abandoned is often subjected to interrupted and missed dialysis sessions, additional invasive procedures, and less desirable forms of vascular access, including prolonged exposure to catheters, the worst form of vascular access because of the increased risk of serious infection, hospitalization and death.

About Vonapanitase
Vonapanitase is an investigational drug applied in a single administration that is intended to improve hemodialysis vascular access outcomes. Vonapanitase has been evaluated in PATENCY-1 and PATENCY-2, two Phase 3 clinical trials in patients with chronic kidney disease (CKD) undergoing surgical creation of a radiocephalic arteriovenous fistula for hemodialysis. Vonapanitase has received Breakthrough Therapy, Fast Track and Orphan Drug designations from the FDA, and Orphan Medicinal Product designation from the European Commission, for hemodialysis vascular access indications. Proteon is currently conducting a Phase 1 clinical trial of vonapanitase in patients with peripheral artery disease (PAD).

About Proteon Therapeutics
Proteon Therapeutics is committed to improving the health of patients with kidney and vascular diseases through the development of novel, first-in-class therapeutics. Proteon's lead product candidate, vonapanitase, is an investigational drug intended to improve hemodialysis vascular access outcomes. Proteon has completed two Phase 3 clinical studies, PATENCY-1 and PATENCY-2, which evaluated vonapanitase in patients with CKD undergoing surgical creation of a radiocephalic arteriovenous fistula for hemodialysis. Proteon is also evaluating vonapanitase in a Phase 1 clinical trial in patients with PAD. For more information, please visit www.proteontx.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains statements that are, or may be deemed to be, "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. In some cases, these forward-looking statements can be identified by the use of forward-looking terminology, including the terms “estimates,” “anticipates,” "expects,” “plans,” "intends,” “may,” or “will,” in each case, their negatives or other variations thereon or comparable terminology, although not all forward-looking statements contain these words. These statements, including the estimate of the amount of cash, cash equivalents and available-for-sale investments that we will have at March 31, 2019, the effect or benefit of vonapanitase in patients with CKD, whether vonapanitase improves hemodialysis vascular access failure, including fistula use for hemodialysis or secondary patency, and those relating to future events or our future financial performance or condition, involve substantial known and unknown risks, uncertainties and other important factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. These risks, uncertainties and other factors, including whether our cash resources will be sufficient to fund the Company’s operating expenses and capital expenditure requirements for the period anticipated; whether data from early nonclinical or clinical studies will be indicative of the data that will be obtained from future clinical trials; whether vonapanitase will advance through the clinical trial process on the anticipated timeline and warrant submission for regulatory approval; whether such a submission would receive approval from the U.S. Food and Drug Administration or equivalent foreign regulatory agencies on a timely basis or at all; and whether the Company can successfully commercialize and market its product candidates, are described more fully in our Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the Securities and Exchange Commission (“SEC”) on March 13, 2019, and the Company’s subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as filed with the SEC, particularly in the sections titled “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations.” In light of the significant uncertainties in the Company’s forward-looking statements, no person should place undue reliance on these statements or regard these statements as a representation or warranty by the Company or any other person that the Company will achieve its objectives and plans in any specified time frame, or at all. The forward-looking statements contained in this press release represent the Company’s estimates and assumptions only as of the date of this press release and, except as required by law, the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.

Investor Contact
George Eldridge, Proteon Therapeutics, Senior Vice President and Chief Financial Officer
781-890-0102
geldridge@proteontherapeutics.com

Media Contact
Stephanie Simon
Ten Bridge Communications
617-581-9333
stephanie@tenbridgecommunications.com